Exhibit 10.11

Execution Copy

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SUBLEASE AGREEMENT

BETWEEN

THE CORPORATE EXECUTIVE BOARD COMPANY,

a Delaware corporation

(Sublessor)

AND

ROSETTA STONE LTD.,

a Virginia corporation

(Subtenant)

Waterview Building

1919 North Lynn Street, Arlington, Virginia

Dated: October 6, 2008

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SUBLEASE AGREEMENT

THIS SUBLEASE AGREEMENT (this “Sublease”) is made and entered into as of the 6th day of October 2008, by and between (i) THE CORPORATE EXECUTIVE BOARD COMPANY, a Delaware corporation (“Sublessor”), and (ii) ROSETTA STONE LTD., a Virginia corporation (“Subtenant”).

RECITALS:

A.            Sublessor and Paramount Group, Inc. (as successor in interest to Waterview, L.P.) (“Landlord”) are parties to that certain Deed of Lease dated as of August 16, 2004 (“Prime Lease”), pursuant to which Sublessor (as Tenant thereunder) leases floors 4 – 24 in the building located at 1919 North Lynn Street, Arlington, Virginia, (the “Building”), at the rent and subject to the terms and conditions set forth in the Prime Lease; and

B.            Subtenant desires to sublease from Sublessor the space located on the seventh (7th) floor of the Building that is depicted on Exhibit A attached hereto (the “Sublet Premises”) containing approximately 31,281 rentable square feet, which constitutes all the rentable area on the 7th floor of the Building, upon the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the mutual covenants set forth herein, the parties hereto agree as follows:

1.             Recitals: Incorporation of Terms. The foregoing recitals, and, subject to the provisions of Section 6 hereof, the terms and provisions of the Prime Lease, are incorporated herein by reference and are made a substantive part of this Sublease. Capitalized terms not defined herein shall have the meanings ascribed to such terms in the Prime Lease. This Sublease is subject and subordinate to the Prime Lease in all respects. For all purposes under this Sublease, the rentable area of the Sublet Premises is hereby stipulated and agreed to be 31,281 rentable square feet and the rentable area of the Building is hereby stipulated and agreed to be 625,062 rentable square feet, which rentable areas shall not be subject to further calculation, except in the event of a change in the physical size of any such space.

2.             Sublet Premises.

(a)           Sublease; Condition of Sublet Premises. As of the Sublease Commencement Date (defined in Section 3 below), Sublessor shall sublease to Subtenant and Subtenant shall sublease from Sublessor, the Sublet Premises upon the terms and conditions set forth herein. Sublessor shall tender possession of the Sublet Premises to Subtenant on the Sublease Commencement Date, vacant of occupants, with all mechanical, electrical and plumbing systems servicing the Sublet Premises in good working order and condition as of the Sublease Commencement Date, and otherwise in broom-clean condition. Subtenant has fully inspected the Sublet Premises and Subtenant shall accept the Sublet Premises in its “as is,” “where-is” condition as of the date hereof. Subtenant acknowledges that, except as specifically set forth in this Sublease, no representations, statements or warranties, express or implied, have been made by or on behalf of Sublessor with respect to the condition of the Sublet Premises or the Building, and that Sublessor has made no representation, statement or warranty as to the leasing of any personal property, fixtures, or equipment in the Sublet Premises other than the

Walls/Partitions, Systems Furniture, and Personal Property (as each such term is defined below). Upon written request from Subtenant, Sublessor shall use commercially reasonable efforts, at no cost to Sublessor, to enforce any construction or materials warranties pertaining to the Sublet Premises (i) that Sublessor has obtained from Landlord’s initial construction as part of Landlord’s Work (defined in Paragraph 1.A. of Exhibit C of the Prime Lease), if any and (ii) that Sublessor has obtained from Tenant’s General Contractor (as defined in Paragraph 4.E.(2) of Exhibit C of the Prime Lease) in connection with the Tenant’s General Contractor’s performance of Tenant’s Work (as defined in Paragraph 4.D. of Exhibit C of the Prime Lease), if any.

(b)           Systems Furniture and Modular Walls/Partitions. The configuration of the Sublet Premises includes modular walls and partitions, approximately as shown on Exhibit B-1, attached hereto, (“Walls/Partitions”) and office systems furniture also shown on Exhibit B-1, attached hereto (“Systems Furniture”). Subtenant shall have the right to use the Walls/Partitions and Systems Furniture as part of the Sublet Premises at no additional charge, subject to the conditions hereof. Notwithstanding the foregoing, the Walls/Partitions and Systems Furniture shall remain the property of Sublessor at all times during the Sublease Term. Prior to beneficially occupying the Sublet Premises, Subtenant shall, at its sole cost and expense, modify the configuration of the Walls/Partitions to construct a reception area in the Sublet Premises, which modification may include removal of some Walls/Partitions and installation of additional Walls/Partitions. Such modifications shall be performed in accordance with the provisions of this Sublease, including, without limitation, Section 7 hereof. Subtenant shall be responsible to keep and maintain the Walls/Partitions and Systems Furniture in good order and condition, reasonable wear and tear excepted, and shall insure the Walls/Partitions and Systems Furniture under the special cause of loss business property insurance required by Section 17.A.(1) of the Prime Lease, naming Sublessor as loss payee under such policy for the Walls/Partitions and Systems Furniture. Subtenant shall have the right to perform minor modifications to the Systems Furniture in order to accommodate additional employees in the Sublet Premises, so long as (i) Subtenant has obtained the prior written consent of Sublessor with respect to the plans and specifications for such modifications (which consent may be granted or withheld in Sublessor’s sole discretion, acting in good faith), (ii) Subtenant employs vendors and contractors designated by Sublessor in connection with the performance of such Systems Furniture modification, and (iii) Subtenant performs such modifications in accordance with the provisions of this Sublease, including Section 7 hereof and removes any such modifications as set forth in Section 15 hereof.

(c)           Office Furniture. In consideration for the rents and other promises contained in this Sublease, Sublessor shall lease to Subtenant (and Subtenant shall lease from Sublessor) the furniture and equipment listed on Exhibit B-2 attached hereto (the “Personal Property”) at no extra cost or expense to Subtenant. At all times during the Sublease Term, Subtenant shall maintain and keep in good order and condition the Personal Property. The Personal Property shall remain in the Sublet Premises upon Sublease termination, and Subtenant shall surrender the Personal Property to Sublessor in the same condition as on the Sublease Commencement Date, reasonable wear and tear excepted. Subtenant shall be responsible to insure the Personal Property under the special cause of loss business property insurance required by Section 17.A.(1) of the Prime Lease, naming, Sublessor as loss payee under such policy for the Personal Property.

3.             Term.

(a)           Sublease Term. The term of this Sublease (the “Sublease Term”) shall begin on the date the Sublessor tenders possession of the Sublet Premises to Subtenant in the condition required by Section 2(a) hereof, which date shall be not later than November 3, 2008 (the “Sublease Commencement Date”). Subtenant’s obligation to pay Rent shall commence on January 1, 2009 (the “Sublease Rent Commencement Date”). The Sublease Term shall terminate at midnight on December 31, 2013 (the “Sublease Expiration Date”), subject to earlier termination pursuant to the terms hereof. Notwithstanding anything contained in this Sublease to the contrary, if Sublessor has not tendered possession of the Sublet Premises to Subtenant on or before the expiration of three (3) calendar months after the anticipated delivery date (i.e., by February 2, 2009), then Subtenant shall have the right to terminate this Sublease by delivering written notice of such termination to Sublessor, which notice must be delivered within ten (10) days after the expiration of the three (3) calendar month period (i.e., by February 12, 2009), provided, however, if Sublessor tenders possession of the Sublet Premises prior to delivery of such notice from Subtenant, then the termination right shall be null and void and of no force or effect.

(b)           Early Entry. Provided no Default then exists, from and after October 1, 2008 through and including November 2, 2008 (such period, the “Early Access Period”), Sublessor shall permit Subtenant reasonable access to the Sublet Premises (subject to the provisions of this subsection (b)) for purposes of surveying telecommunications requirements and for installing, at Subtenant’s sole cost and expense, voice and data systems, telecommunications cabling and wiring (subject to the provisions of this Sublease, including, without limitation, Section 15 of this Sublease) in the Sublet Premises. Such access to the Sublet Premises shall be at no charge to Subtenant, but in no event shall Subtenant be permitted to commence business operations in the Sublet Premises prior to the Sublease Commencement Date. Notwithstanding the foregoing, neither Subtenant nor any agent, contractor, representative, employee or invitee of Subtenant (collectively, “Invitee”) shall enter the Sublet Premises during the Early Access Period during those times that Sublessor determines, in its reasonable discretion, that such entry will interfere with activities of Sublessor or Sublessor’s agents or employees in the Sublet Premises. In such event, Sublessor shall notify Subtenant of specific times during which Subtenant may make such entry. During the Early Access Period, neither Subtenant nor any of its Invitees shall delay or otherwise inhibit the work being performed in the Sublet Premises by Sublessor or Sublessor’s agents or employees. Sublessor shall have no responsibility with respect to any items placed in the Sublet Premises by Subtenant or any Invitee prior to the Sublease Commencement Date. Subtenant must schedule with Sublessor, in advance, any access to the Sublet Premises during the Early Access Period. Subtenant shall reimburse Sublessor, within thirty (30) days after invoice, all costs associated with access during the Early Access Period, including, without limitation, engineering charges or overtime/extra hours service charges associated with non-business hour access to the Building. Subtenant shall remove all debris and materials promptly (and in any case no later than the end of each day), and shall use diligent efforts to minimize disruption to the Sublet Premises during times of such early access. Subtenant’s access to telecommunications closets in the Building Common Area must be scheduled with Landlord and performed in accordance with Building rules regarding such access; Sublessor shall use commercially reasonable efforts (at no cost to Sublessor) to assist in scheduling such entry, but Sublessor shall not be liable for any delays or denials of Landlord in granting such access. Notwithstanding anything in this Sublease to the contrary, all of the provisions of this Sublease (including, without limitation, all insurance, indemnity and utility provisions) shall apply during the Early Access Period, except that during such period Subtenant shall not be obligated to pay Annual Base Subrent or Additional Subrent.

4.             Rent.

(a)           Base Subrent. Beginning on the Sublease Rent Commencement Date, and throughout the Sublease Term, Subtenant shall pay to Sublessor, as base subrent hereunder, an annual rental (“Annual Base Subrent”) for each Sublease Year in an amount set forth below, which Annual Base Subrent shall increase as set forth below. For all purposes of this Sublease, the term “Sublease Year” shall mean, with respect to the first Sublease Year, the period commencing on the Sublease Rent Commencement Date and ending at midnight on the date immediately prior to the first anniversary of the Sublease Rent Commencement Date, and, with respect to future Sublease Years, the one year periods ending on the anniversary of such date thereafter. Annual Base Subrent through the Sublease Term shall be as follows:

Sublease Year	Annual Base Subrent per Rentable Square Foot	Annual Base Subrent	Monthly Installment of Annual Base Subrent
1	$45.00	$1,407,645.00	$117,303.75
2	$46.35	$1,449,874.30	$120,822.85
3	$47.74	$1,493,354.90	$124,446.24
4	$49.17	$1,538,086.70	$128,173.89
5	$50.65	$1,584,382.60	$132,031.88

(b)           Subrent Payments. The Annual Base Subrent for each Sublease Year shall be payable by Subtenant to Sublessor in equal monthly installments in advance. All payments to be made by Subtenant hereunder shall be payable to Sublessor at the address set forth in Section 17, or at such other address as Sublessor shall designate in writing, by wire transfer of funds. All payments of Annual Base Subrent and Additional Subrent (hereafter defined) hereunder shall be made by Subtenant without demand, abatement, set-off, offset or reduction of any kind. Contemporaneously with its execution of this Sublease, Subtenant shall pay to Sublessor the first monthly installment of Annual Base Subrent due hereunder. All payments of Annual Base Subrent shall be due and payable on the first day of each and every calendar month during the Sublease Term. Subtenant’s obligation to pay Annual Base Subrent and Additional Subrent hereunder which accrued during the Sublease Term shall survive the expiration or earlier termination of this Sublease. In the event that the Sublease Term commences on a date other than the first day of a calendar month or expires on a day other than the last day of a calendar month, Annual Base Subrent and/or Additional Subrent owed for less than a full month shall be prorated on the basis of a 30-day month. In the event that any Annual Base Subrent or Additional Subrent is not paid when due, Subtenant shall pay to Sublessor interest thereon from the date due until paid at the Default Rate (as defined in the Prime Lease), compounded monthly, and if any such amount is not paid within five (5) business days after such payment is due, Subtenant shall pay to Sublessor, in addition to the accrued interest specified above, a late charge in an amount equal to five percent (5%) of such overdue amount; provided, however, that no late charge shall be assessed for the first occasion (only) in any consecutive twelve (12) month period that the Annual Base Subrent or Additional Subrent is not paid when due so long as such overdue amount is paid by Subtenant within five (5) business days after written notice of such overdue amount from Sublessor (if not so paid within such five (5)-business day period, then the late charge shall apply to the overdue amounts).

(c)           Additional Subrent. For purposes hereof, “Additional Subrent” means Pass-Through Expense Rental (hereafter defined) and all other amounts (other than Annual Base Subrent) payable by Subtenant to Sublessor pursuant to this Sublease. Commencing on the Sublease Rent Commencement Date, and for each calendar year thereafter that commences during the Sublease Term, Subtenant shall pay to Sublessor, as additional rent (“Pass-Through Expense Rental”), Subtenant’s Proportionate Share (hereafter defined) of the amounts payable by Sublessor pursuant to Section 5.C. of the Prime Lease as Sublessor’s proportionate share of (i) Operating Expenses incurred during each calendar year during the Term, to the extent such Operating Expenses exceed the Operating Expenses incurred during the Operating Expenses Base Year, and (ii) Real Estate Tax Expenses incurred during each calendar year during the Term, to the extent such Real Estate Tax Expenses exceed the Real Estate Tax Expenses incurred during the Real Estate Tax Expenses Base Year. For purposes hereof, “Subtenant’s Proportionate Share” shall be five percent (5.0%) (being the percentage which the rentable area of the Sublet Premises bears to the 625,062 square feet of rentable area leased by Sublessor pursuant to the Prime Lease). Subtenant shall pay such amounts to Sublessor, as Additional Subrent, at the same time and in the same manner (including estimated monthly installments) as provided in Section 4 and 5.D. of the Prime Lease and with the same adjustments as provided in Section 5 of the Prime Lease. Sublessor shall, within a reasonable period of time following Sublessor’s receipt of the statements described in Sections 5.D.(2) and 5.E. of the Prime Lease (Sublessor shall use reasonable efforts to deliver such statements to Subtenant within thirty (30) days after receipt thereof from Landlord), deliver written notice to Subtenant of the amount of Subtenant’s Pass-Through Expense Rental (estimated amounts and actual amounts, as the case may be). Sublessor’s failure to timely deliver the aforesaid statements shall in no way reduce Subtenant’s obligations to pay Additional Subrent hereunder; the parties hereto acknowledge that Subtenant’s accounting system requires written invoicing for bill payment.

(d)           Inspection Rights. Sublessor shall have the exclusive right (and Subtenant shall not have the right) to review or audit the Landlord’s books and records with respect to Annual Statements pursuant to Section 5.G. of the Prime Lease, provided that if Sublessor conducts any such audit, Sublessor shall make the results of such audit available to Subtenant. Sublessor shall make available to Subtenant, as reasonably requested by Subtenant from time to time, all information relating to Operating Expenses and Real Estate Tax Expenses that is in the possession of Sublessor and which Sublessor is not prohibited from disclosing pursuant to any written agreement. If Landlord reimburses Sublessor for any overcharges pursuant to Section 5.G. of the Prime Lease, which overcharges were also paid by Subtenant hereunder, then Sublessor shall reimburse Subtenant for the amount of the overcharge applicable to Subtenant’s overpayment. If Sublessor is responsible to pay Landlord for any undercharges pursuant to Section 5.G. of the Prime Lease, which undercharges were applicable to Additional Subrent paid by Subtenant hereunder, then Subtenant shall pay Sublessor the amount of the undercharge applicable to Subtenant’s underpayment, within thirty (30) days after invoice therefor.

5.             Permitted Use; Access; Occupancy Restrictions. The Sublet Premises shall be used only for general office use in accordance with all applicable Laws and for no other purpose. Subject to the provisions of the Prime Lease and this Sublease, Sublessor shall not interfere with Subtenant’s accessing the Sublet Premises in accordance with Section 12.A.(7) of the Prime Lease. Subtenant shall maintain a ratio of not more than one Occupant (as defined below) for each one thirty-six (136) square feet of rentable area in the Sublet Premises. The term “Occupant” shall mean employees, visitors, contractors and other people that are stationed at and/or occupy the Sublet Premises (including any of the foregoing with respect to a sub-subtenant), but shall not include people not employed by Subtenant that deliver or pick up mail or other packages at the Sublet Premises, employees of Landlord or Sublessor or employees of Landlord’s (or Sublessor’s) agents or contractors. Sublessor shall have the right to periodically visit the Sublet Premises in order to track the number of Occupants arriving at the Sublet Premises. Subtenant acknowledges that increased numbers of Occupants causes additional wear and tear on the Sublet Premises and the Common Areas, additional use of electricity, water and other utilities, and additional demand for other Building services.

6.             Compliance with Prime Lease.

(a)           Obligations under the Prime Lease. Subtenant hereby acknowledges that it has read the Prime Lease, a true, correct and complete copy of which (redacted to delete certain business or confidential terms) is attached hereto as Exhibit C and, except as set forth below, is incorporated herein by reference as fully as if the terms and provisions thereof were set forth herein. Subtenant agrees to assume the same responsibilities and duties that the Sublessor has as “Tenant” to the Landlord with respect to the Sublet Premises, excepting matters relating to the identification of the Sublet Premises, and the amount and due dates of the rentals payable therefor, and other excluded terms set forth hereinbelow; provided, however, in no event shall Sublessor be deemed to have assumed the responsibilities of the Landlord under the Prime Lease, including, without limitation, any repair or maintenance obligations, any obligation of Landlord to comply with Laws, any breach of representations or warranties of Landlord, any Landlord indemnity, any obligation to provide services or any obligation to restore the Building and/or Sublet Premises following any damage, destruction or condemnation, nor shall Sublessor be responsible for the compliance of the Landlord with the provisions of the Prime Lease. The foregoing notwithstanding, upon the written request of Subtenant, Sublessor agrees to use commercially reasonable efforts to enforce its rights under the Prime Lease against Landlord with respect to the Sublet Premises, provided that: (A) to the extent such enforcement of rights pertains to all or a substantial portion of the premises leased by Sublessor pursuant to the Prime Lease, including the Sublet Premises, Subtenant shall reimburse Sublessor within thirty (30) days following written demand for Subtenant’s Proportionate Share of all out-of-pocket costs and expenses (including, without limitation, reasonable attorneys’ fees) incurred by Sublessor in attempting to enforce the Prime Lease; and (B) to the extent the enforcement of rights pertains solely to the Sublet Premises, Subtenant shall reimburse Sublessor within thirty (30) days following written demand for the full amount of all such out-of-pocket costs and expenses (including, without limitation, reasonable attorneys’ fees) incurred by Sublessor in attempting to enforce the Prime Lease.

(b)           Incorporation of Prime Lease Provisions. In furtherance of the provisions of Section 6(a), except as otherwise specifically provided for herein, or unless the context may otherwise require (such as, without limiting the foregoing, the Landlord Provisions (as defined below)), the subletting effected hereby shall be upon all of the terms and conditions of the letting effected by the Prime Lease, except the provisions of the Prime Lease relating to “Landlord” shall be deemed to refer to Sublessor, the provisions thereof relating to “Tenant” shall be deemed to refer to Subtenant, the provisions of the Prime Lease relating to the Premises (as defined in the Prime Lease) shall be deemed to refer to the Sublet Premises, the provisions of the Prime Lease referring to the Lease shall be deemed to refer to this Sublease, and the provisions of the Prime Lease relating to “Rent” shall be deemed to refer to Annual Base Subrent and Additional Subrent. The foregoing notwithstanding, the following provisions of the Prime Lease shall not be applicable to this Sublease: Section 2.A., B., C., D., and F., Section 5.A. and D.(1), Section 9.A.(i), (ii), D., and E., Section 10.A. and the second sentence of 10.B., the third and fourth sentences of Section 12.B. (i.e., remedies for failure to provide services), the right to discuss access controls and procedures set forth in Section 12.A.(7), A.(8), and A.(10), Section 12.C., Section 14.C., Section 17.A.(2), any reference to Tenant Allowances, including those set forth in Section 25, the last sentence of Section 25, Section 26.B., the last two sentences of Section 26.A., Sections 35, 37, 38, 39, 40, 41, 42, 43, 44, 45, 46, Exhibits B-1, B-2, C., F., G., I., J., K., L., M., N. and Schedules C-3 and C-4. For clarity, the following are examples of provisions in which the term “Landlord” means and refers to the Landlord and the term “Tenant” means and refers to the Sublessor (“Landlord Provisions”), without limiting the reference above regarding context: Section 4.D., Section 5.D.(2), E., G., the right to require Landlord to contest taxes in F, Section 6.A., Section 8.A., all references to Landlord in Section 12.E. shall refer only to the Landlord, Section 16, Section 17.B. and D., Section 21, Section 23, Section 33, 34, and Section 36.D. Subtenant shall adhere to (i) all rules and regulations for the Building reasonably promulgated from time to time by Sublessor and (ii) all Rules and Regulations set forth on Exhibit D of the Prime Lease (as may be modified in accordance with the Prime Lease), without regard to the asterisks contained therein. Notwithstanding anything contained in this Sublease or the Prime Lease to the contrary, Subtenant is not, and hereby waives any claim it may have to be, a third party beneficiary of any of Sublessor’s rights as Tenant under the Prime Lease. With respect to the relationship between the Sublessor and the Subtenant, the express terms and conditions of the Sublease shall govern (and where the Sublease is silent, the Prime Lease shall govern); provided, however, if there is a conflict between the rights and obligations of Subtenant under this Sublease and the obligations of Sublessor as Tenant under the Prime Lease that could reasonably cause Sublessor to be in default under the Prime Lease, then the terms of the Prime Lease shall govern.

(c)           Avoidance of Prime Lease Termination. Sublessor and Subtenant each shall take no action or permit anything to be done which would constitute a default under, or cause a termination of, the Prime Lease (provided that Sublessor shall be entitled to terminate the Prime Lease pursuant to Section 9 of this Sublease in connection with the exercise of its rights following any condemnation or casualty affecting the Sublet Premises, pursuant to a

Landlord Default under the Prime Lease, and pursuant to Section 12.B. of the Prime Lease for Landlord’s failure to provide services). Each of Sublessor and Subtenant shall indemnify, defend and hold the other harmless from and against any loss, cost, damage or expense (including, without limitation, court costs and reasonable attorneys’ fees) incurred as a result of a breach by Sublessor or Subtenant, as the case may be, of the foregoing covenant.

(d)           Actions Requiring Landlord Consent. Whenever Subtenant desires to take any action that would require the consent of Landlord under the Prime Lease, Subtenant shall not take such action unless the consent of both Landlord and Sublessor to such action is obtained.

7.             Alterations, Electrical Usage, Supplemental HVAC.

(a)           Alterations.

(i)         Subtenant shall not make or permit to be made any alterations, additions, improvements, or modifications to the Sublet Premises (including, without limitation, modifications to the configuration of the Walls/Partitions or Systems Furniture) (any such alteration, addition, improvement or modification, an “alteration”) without (i) the prior written consent of Sublessor, acting in its sole and absolute judgment, both as to whether the alterations may be made and as to how and when they will be made (provided that Sublessor’s consent shall not be unreasonably withheld so long as such alterations (a) are not visible from the exterior of the Sublet Premises, (b) do not affect either the Building Structure or any Building System), and (c) are not inconsistent with the standards of a First-Class Building (as determined by each of Sublessor and Landlord in its sole and absolute discretion) and (ii), to the extent required by the Prime Lease, the prior written consent of Landlord. Any alterations shall be made at Subtenant’s expense, in a good and workmanlike manner by contractors and subcontractors approved by Sublessor (acting reasonably) and, if required by the Prime Lease, by Landlord, provided, however, with respect to alterations affecting the Walls/Partitions or Systems Furniture, Subtenant shall use contractors, subcontractors and vendors designated by Sublessor in its sole and absolute discretion). If any alteration involves the removal of all or any portion of any Wall or Systems Furniture, Subtenant shall store such removed item, utilizing storage vendors designated by Sublessor in its sole and absolute discretion, which vendors shall agree, in writing, that they shall not have any lien or security interest in any of Sublessor’s property, including, without limitation, the Walls/Partitions and/or Systems Furniture; Subtenant shall provide copies of all agreements with such vendors to Sublessor. All alterations shall be made in accordance with complete plans and specifications approved in advance in writing by Sublessor, and in accordance with all Laws (including, without limitation, the ADA), and only after Subtenant: (i) has obtained all necessary permits from governmental authorities having jurisdiction and has furnished copies thereof to Sublessor, (ii) has submitted to Sublessor an architect’s certificate that the alterations will conform to all Laws (including the ADA), and (iii) has complied with all other requirements reasonably imposed by Sublessor, including without limitation any requirements due to the underwriting guidelines of Sublessor’s insurance carriers. At Subtenant’s expense, Sublessor shall join in submitting Subtenant’s plans for any necessary governmental approval, if required by applicable law. Sublessor’s consent to any alterations and approval of any plans and specifications constitutes approval of no more than the concept of these alterations and not a representation or warranty with respect to the quality or functioning of such alterations, plans and specifications. Subtenant shall pay to Sublessor (and, if required by the Prime Lease, the Landlord) the charge reasonably prescribed by Sublessor [and Landlord (if applicable)] in consideration for the work of Sublessor, Landlord, and its and their employees in reviewing and approving such plans and specifications (or the actual cost incurred by Sublessor and, if applicable, Landlord, to have a third party representative review such plans and specifications), including, without limitation, those reasonable costs incurred by Sublessor in reviewing and approving the modifications described in Section 2(b) of this Sublease.

(ii)           In the event Sublessor (and, if applicable, Landlord) approves Subtenant alterations pursuant to the terms of this Section 7, Subtenant shall be and is solely responsible for such alterations and for the proper integration thereof with the Building, including the Building Systems, Building Structure and existing conditions. Notwithstanding the foregoing, all alterations affecting a component of the Building Structure or Building Systems shall be performed by contractors approved by Sublessor and Landlord (in its and their sole discretion). With respect to any alteration that affects a component of the Building Structure or Building Systems, which component is covered by a warranty that requires work performed on such component to be performed by a particular contractor, Subtenant shall use such contractor in connection with such alteration. Sublessor and, if required by the Prime Lease, Landlord, shall have the right, but not the obligation, to supervise the making of any such alterations and to be compensated for such supervision at a rate reasonably prescribed by Sublessor and, if applicable, Landlord. All such construction, alterations, and maintenance work done by or for Subtenant shall (i) be performed in a such manner as to maintain harmonious labor relations, (ii) not alter the exterior appearance of the Building or the Common Areas, (iii) not affect the structure or the safety of the Building, (iv) comply with all building, safety, fire, plumbing, electrical, and other codes, permitting and governmental and insurance requirements, (v) not result in any usage in excess of building standard of water, electricity, gas, heating, ventilating, or air conditioning (either during or after such work), unless prior written arrangements reasonably satisfactory to Sublessor and Landlord are made with respect thereto, (vi) be completed promptly and in a good and workerlike manner, (vii) be performed in compliance with Section 8.B. of the Prime Lease, and (viii) not unreasonably interfere with the use and occupancy of the Building by any other tenant or occupant. Sublessor will require Subtenant, before permitting Subtenant to commence construction of alterations, to give Sublessor proof reasonably satisfactory to Sublessor of Subtenant’s financial ability to complete and fully pay for Subtenant’s work; or, in lieu thereof, to furnish to Sublessor a completion bond in an amount satisfactory to Sublessor guaranteeing the completion of Subtenant’s work free of mechanics’ and materialmen’s liens. Each of Landlord and Sublessor shall have the right, but not the obligation, to periodically inspect the performance of the construction of any alteration. Subtenant shall, at its sole expense, promptly repair any defects of which Sublessor or Landlord notifies Subtenant.

(iii)         Following completion of any alterations, at Sublessor’s request, Subtenant (i) shall deliver to Sublessor a certificate signed by Subtenant stating that such alterations have been completed in accordance with the plans and specifications previously delivered to Sublessor and in accordance with Laws, including the ADA, and (ii) either shall deliver to Sublessor a complete set of “as built” plans showing the alterations or shall reimburse Sublessor for any expense incurred by Sublessor in causing the Building plans to be modified to reflect the alterations. Subtenant hereby agrees to indemnify and hold Sublessor harmless against and from any and all claims, damages, costs, and fines arising out of or connected with such alterations.

(iv)          If any alterations are made without the prior written consent of Sublessor, or which do not materially conform to plans and specifications approved by Sublessor or to other conditions imposed by Sublessor pursuant to this Section 7, or which may have more than a de minimis adverse effect on the Building or the property, or on the health or safety of any of the persons employed therein, Sublessor may, in its sole discretion, correct or remove such alterations at Subtenant’s expense.

(v)            All alterations made by Subtenant shall be removed, and the Sublet Premises restored to its condition on the date of this Sublease (including restoration and return of any Walls/Partitions or Systems Furniture removed therefrom), on or prior to the end of the Sublease Term (including any early termination thereof), all as more particularly set forth in Section 15 hereof.

(b)           Electrical Usage. Subtenant shall not install or operate in the Sublet Premises any equipment or other machinery that causes or is reasonably likely to cause Subtenant to use more than 5 watts per rentable square foot (convenience) and 1.5 watts per rentable square foot (lighting) (together, “Sublet Premises Standard Electrical Capacity”), without Sublessor’s and Landlord’s prior written approval (which approval, in the case of Sublessor, may be granted or withheld in Sublessor’s sole and absolute discretion). If, as approved by Sublessor and Landlord, Subtenant’s equipment shall result in usage that exceeds the Sublet Premises Standard Electrical Capacity, Sublessor shall have the right, in its sole discretion, to require Subtenant to upgrade the electrical capacity in the Sublet Premises and to install additional transformers, distribution panels, wiring and other applicable equipment to accommodate Subtenant’s electrical usage at the sole cost and expense of Subtenant, all in accordance with the provisions of Section 7(a) of this Sublease. All or any portion of the installations made by Subtenant shall, at the option of Sublessor (exercised in its sole and absolute discretion), either (i) on or prior to the Sublease termination date, be removed, and the Sublet Premises restored to its condition on the date of this Sublease or (ii) remain in the Sublet Premises after Sublease termination (Sublessor reserving the right to select either option for individual equipment components or portions of installations). Electrical usage in the Sublet Premises shall be based on actual readings of the submeter (or check meter or separate meter) installed by Sublessor, and the cost of any electrical usage in excess of the Sublet Premises Standard Electrical Capacity shall be paid directly by Subtenant to Sublessor within thirty (30) days after invoice therefor as Additional Subrent hereunder. Within fifteen (15) business days after full execution and delivery of this Sublease, Subtenant shall provide Sublessor with a list of all equipment that Subtenant intends to install or operate in the Sublet Premises which operates on more than one hundred twenty (120) volts, and Subtenant shall provide Sublessor an updated list of such equipment prior to the installation or use of any additional equipment which operates on more than one hundred twenty (120) volts. Subtenant shall have no right to connect to any of Sublessor’s equipment, such as generators, UPS, or other backup systems.

(c)           Supplemental HVAC. As of the date of this Sublease, the Sublet Premises contains and/or is served by supplemental HVAC equipment as set forth on Exhibit B-3 (“Sublessor’s HVAC’). Subtenant shall have the right to use the Sublessor’s HVAC under the terms and conditions hereinafter set forth. Sublessor reserves the right to reasonably prescribe the amount and level of use for Sublessor’s HVAC, and Subtenant’s use shall not exceed such levels and amounts at any time. Sublessor makes no representation or warranty as to the capacity or output of the Sublessor’s HVAC or to its sufficiency to service Subtenant’s particular requirements in the Sublet Premises, and Subtenant acknowledges that the Sublessor’s HVAC equipment is in its “as is, where is” condition. Sublessor shall maintain the Sublessor’s HVAC under the same contracts as the other supplemental HVAC units in the Building, and Subtenant shall reimburse Sublessor the costs of such maintenance (without markup for profit by Sublessor) from time to time, within thirty (30) days after invoice therefor. Subtenant shall reimburse Sublessor from time to time, within thirty (30) days after invoice therefor, all costs for use of Sublessor’s HVAC, including, without limitation, costs for electricity and chilled water or condenser water (including any costs for depreciation charged by Landlord as set forth below) serving Sublessor’s HVAC. Sublessor shall not be required, under any circumstance, to replace the Sublessor’s HVAC or to perform repairs or maintenance that are not covered by the service contracts. Subtenant shall not have the right to install additional supplemental HVAC units in the Sublet Premises or in the Building without the prior written consent of Sublessor, which consent may be granted or withheld in Sublessor’s sole discretion. For approved additional supplemental HVAC units (“Subtenant’s HVAC”), (i) Subtenant shall be solely responsible for all costs to install, maintain, and repair any Subtenant’s HVAC, (ii) Subtenant shall be responsible for all costs to operate such Subtenant’s HVAC (including, but not limited to, all costs of electrical consumption with respect to Subtenant’s HVAC), and (iii) Subtenant’s installation of Subtenant’s HVAC shall be part of alterations, performed in accordance with Section 7(a) of this Sublease (including reimbursement of all costs in reviewing plans), and shall be subject to Sublessor’s and Landlord’s prior written approval in accordance with the terms and conditions of Section 7(a) of this Sublease. In no event may Subtenant move or remove any convector units or any plumbing or other system equipment of the Building without Sublessor’s and Landlord’s prior written consent, which may be granted or denied in its or their sole and absolute discretion. If Subtenant installs and operates Subtenant’s HVAC as set forth herein, Subtenant shall reimburse Sublessor from time to time, within thirty (30) days after invoice therefor, for the actual costs of such chilled water or condenser water and of providing same, including, but not limited to, an amount for depreciation which is reasonable based upon the charge assessed for depreciation in First-Class Buildings. All or any of Subtenant’s HVAC installation, shall, at the option of Sublessor (exercised in its sole and absolute discretion), either (i) on or prior to the Sublease termination date, be removed, and the Sublet Premises restored to its condition on the date of this Sublease or (ii) remain in the Sublet Premises after Sublease termination (Sublessor reserving the right to select either option for individual equipment components or portions of Subtenant’s HVAC installations). Subtenant shall be responsible to insure Subtenant’s HVAC under the special cause of loss business property insurance required by Section 17.A.(1) of the Prime Lease, naming Sublessor as loss payee under such policy for Subtenant’s HVAC.

8.             Liability for Damage or Injury and Indemnification.

(a)           Subtenant Indemnification. Sublessor shall not be liable for any damage to the Sublet Premises or any injury to persons sustained by Subtenant or its employees, agents, invitees, guests, or other persons caused by conditions or activities on the Sublet

Premises or the Building (including, without limitation, the Cafeteria, Fitness Center, Bike Room or Shower Facilities), or activities of Subtenant in or upon the Building (including, without limitation, use of the Cafeteria, Fitness Center, Bike Room or Shower Facilities), except to the extent any loss, cost, damage or expense is attributable to the gross negligence or intentional misconduct of Sublessor or its agents or employees, and subject to the waiver of subrogation provisions hereof and in the Prime Lease. Subject to the waiver of subrogation provisions set forth in subsection (b), below, except to the extent caused by (respectively) the negligence or willful misconduct of Sublessor, Landlord or its agents or employees, (each of the foregoing, an “Indemnified Party”), Subtenant hereby indemnifies and saves harmless the non-negligent Indemnified Parties from any liability, loss, cost or expense (including, without limitation, reasonable attorneys’ fees) arising out of (i) Subtenant’s use or occupancy of the Sublet Premises, the Cafeteria, Fitness Center, Bike Room or Shower Facilities and (ii) Subtenant’s failure to keep, observe or perform any of the terms, provisions, covenants, conditions and obligations on Subtenant’s part to be kept, observed or performed under this Sublease. Subject to the waiver of subrogation provisions set forth in subsection (b), below, except to the extent caused by the negligence or willful misconduct of Subtenant, Sublessor hereby indemnifies and saves harmless Subtenant from any liability, loss, cost or expense (including, without limitation, reasonable attorneys’ fees) arising out of Sublessor’s failure to keep, observe or perform any of the terms, provisions, covenants, conditions and obligations on Sublessor’s part to be kept, observed or performed under this Sublease. Subtenant’s obligation hereunder shall survive the termination of this Sublease. Subtenant shall carry all insurance, in form and substance as required of Sublessor under the Prime Lease, including (without limitation) business interruption insurance (regardless of Subtenant’s net worth); Subtenant’s commercial general liability insurance shall name, as additional insureds, Sublessor, Landlord, the managing agent of the Building and the holder of any Mortgage, and Subtenant’s business property insurance shall name Sublessor as loss payee with respect to the Walls/Partitions, Systems Furniture, Personal Property, and Subtenant’s HVAC as well as any alterations in the Sublet Premises. On or before the commencement of the Early Access Period, Subtenant shall provide Landlord and Sublessor with all certificates of insurance required under the Prime Lease, and shall comply with all insurance requirements imposed upon Sublessor as “Tenant” under the Prime Lease.

(b)           Waiver of Subrogation. Notwithstanding anything to the contrary in this Sublease, whether the loss or damage is due to the negligence of Sublessor or its agents or employees, Subtenant hereby releases Sublessor and its agents and employees from responsibility for and waives its entire claim of recovery for (i) any and all loss or damage to the personal property of Subtenant located in the Sublet Premises arising out of any of the perils which are covered by Subtenant’s property insurance policy or which would be covered by an all-risk property insurance policy if such policy was obtained by Subtenant, or (ii) loss resulting from business interruption at the Sublet Premises, arising out of any of the perils which may be covered by the business interruption insurance policy carried by Subtenant or which would be covered by a business interruption insurance policy with twenty-four (24) months coverage if such policy was obtained by Subtenant. Similarly, notwithstanding anything to the contrary in this Sublease, whether the loss or damage is due to the negligence of Subtenant or its agents or employees, Sublessor hereby releases Subtenant and its agents and employees from responsibility for and waives its entire claim of recovery for any and all loss or damage to personal property of Sublessor located in the Sublet Premises (excluding the Walls/Partitions, Systems Furniture, Personal Property, and Subtenant’s HVAC, and alterations in the Sublet

Premises, which shall not be the subject of Sublessor’s waiver or release), arising out of any of the perils which are covered by any such property insurance or business interruption insurance which Sublessor obtains or would be covered if any such policy was obtained by Sublessor. Sublessor and Subtenant shall each cause its respective insurance carrier(s) to consent to such waiver of all rights of subrogation against the other, and to issue an endorsement to all policies of insurance obtained by such party confirming that the foregoing release and waiver will not invalidate such policies.

9.             Casualty and Condemnation.

(a)           In the event of damage or destruction of the Sublet Premises or other portion of the Building by fire or other casualty, this Sublease shall not terminate, unless the Prime Lease shall terminate, absolutely or with regard to the Sublet Premises, in accordance with the provisions of the Prime Lease, or except as expressly set forth in this Section 9. The rental obligation of Subtenant shall abate or be prorated only if Sublessor’s rental and/or additional rental obligations with respect to the Sublet Premises is abated pursuant to the terms of the Prime Lease. It is understood and agreed that any repair or restoration required under the terms of the Prime Lease, in connection with either a casualty or condemnation, shall be performed by Landlord to the extent Landlord is required to do so under the Prime Lease, and that Sublessor shall have no obligations with respect thereto.

(b)           Notwithstanding anything contained in this Sublease or the Prime Lease to the contrary, following any material fire or other casualty to the Sublet Premises, Sublessor shall, within a reasonable period of time following receipt of Landlord’s Restoration Certificate as described in Section 16.B. of the Prime Lease, deliver a notice (the “Sublessor Restoration Notice”) to Subtenant setting forth the estimated number of days from the date of the casualty necessary for the Landlord to complete Landlord’s Casualty Restoration Work and for Sublessor to complete the Sublessor Casualty Restoration Work (defined below). If the estimated aggregate time to restore the Sublet Premises as set forth in the Sublessor Restoration Notice is in excess of nine (9) months from the date of casualty, then either party shall have the right to terminate this Sublease by written notice to the other party, which notice shall be delivered within ten (10) business days after the Sublessor Restoration Notice (and, in the case of the Sublessor electing to terminate, may be included in the Sublessor Restoration Notice); failure to deliver such termination notice within such 10-business day period shall render such right null and void. In such event, termination shall be effective as of the later to occur of either (a) the date of the material fire or other casualty or (b) the date Subtenant ceased operations in the Sublet Premises as a result of such material fire or other casualty.

(c)           If the Sublease is not terminated in accordance with Section 9(b) hereof, then, upon Landlord’s completion of the Landlord Casualty Restoration Work, Sublessor shall complete the restoration of the Sublet Premises to the condition immediately prior to the material fire or other casualty (the “Sublessor Casualty Restoration Work”). Regardless of whether this Sublease is terminated, Subtenant shall cause its insurance carrier to pay proceeds for the Walls/Partitions, Systems Furniture, Personal Property, and Subtenant’s HVAC as well as any alterations in the Sublet Premises directly to Sublessor; provided, however, if such proceeds are in fact paid directly to Subtenant, Subtenant shall promptly remit same to Sublessor.

(d)           In the event the Prime Lease is terminated due to a taking of all or any portion of the premises leased by Sublessor pursuant to the Prime Lease, Subtenant shall have no claim against Sublessor or the Landlord for the value of any unexpired term of this Sublease or any other claim, nor any claim or right to any portion of any award or payment resulting from such condemnation, except that Subtenant may maintain a separate claim for its relocation expenses, as long as the same does not diminish the award payable to the Landlord or to Sublessor.

10.          Assignments and Subleases.

(a)           Subtenant shall not assign, mortgage, pledge or otherwise encumber this Sublease or any interest herein (including any assignment by operation of law), or sub-sublet all or any part of the Sublet Premises (any of the foregoing, a “transfer”) without the prior written consent in each instance of Sublessor and, if required by the Prime Lease, Landlord, which consent, in the case of Sublessor, shall not be unreasonably withheld, conditioned or delayed. Sublessor shall not be deemed to have unreasonably withheld its consent to a proposed transfer if such consent is withheld because, inter alia: (i) Subtenant is then in default of this Sublease, following applicable notice and the expiration of applicable cure periods, or an event has occurred which, with the giving of notice or passage of time, or both, would constitute a default hereunder (unless such occurrence shall be cured prior to the commencement date of the proposed transfer); or (ii) any notice of termination of this Sublease or termination of Subtenant’s rights under this Sublease shall have been validly given; or (iii) either the portion of the Sublet Premises which Subtenant proposed to sublease, or the remaining portion of the Sublet Premises, or the means of ingress and egress to either the portion of the Sublet Premises which Subtenant proposed to sublease or the remaining portion of the Sublet Premises, or the proposed use of the Sublet Premises or any portion thereof by the proposed assignee or subtenant will violate any Laws or would not conform with the use provisions set forth in the Prime Lease or Section 5 of this Sublease; or (iv) in the reasonable judgment of Sublessor, the proposed transferee is of a character or reputation or is engaged in a business which would be harmful to the image and reputation of the Building, Sublessor, or Landlord, or the proposed transferee is not financially capable of performing its obligations under the terms of this Sublease; or (v) the proposed transferee is a governmental entity (or subdivision or agency thereof) or is an occupant of the Building for whom Sublessor or Landlord has available for lease space similar in size and otherwise reasonably comparable to that which Subtenant is proposing to transfer to such occupant of the Building and such occupant of the Building would accept the space being offered by Sublessor or Landlord if the space which Subtenant is offering were not available; or (vi) notwithstanding Subtenant’s continuing primary liability under this Sublease, as set forth in this Section 10, any assignee fails to assume all of the obligations of Subtenant under this Sublease, or the sublessee or occupant fails to agree to be subject to all the terms and conditions of this Sublease; or (vii) the proposed transferee is a competitor of Sublessor or any affiliate of the Corporate Executive Board Company; or (viii) the proposed transfer constitutes a Prohibited Assignment or Sublease. Any attempted assignment, mortgage, pledge, encumbrance or sub- sublet that is made in violation of this Section 10 shall be void and shall be a default by Subtenant. Consent by Sublessor and Landlord to one or more assignments or sub-sublettings shall not operate as a waiver of Sublessor’s and Landlord’s rights with respect to any subsequent assignment or sub-subletting. No assignment or sub-subletting shall relieve Subtenant from primary liability for all obligations of Subtenant under this Sublease, whether accruing before or after the date of such assignment or sub-subletting. For purposes of this Sublease, the term “sublet” or “sub-sublet” shall be deemed to include the granting of any rights of occupancy of any portion of the Sublet Premises.

(b)           If Subtenant wishes to enter into a transfer, Subtenant must provide not less than thirty (30) days’ prior written notice thereof to Sublessor, which notice shall include the proposed effective date of such assignment or sublease, and in the case of a proposed sublease, shall specify the space to be sublet. For thirty (30) days following receipt of such notice, Sublessor shall have the right, exercisable by sending written notice to Subtenant, to recapture from Subtenant for the balance of the Sublease Term of this Sublease (i) all of the Sublet Premises in the event Subtenant notified Sublessor of its desire to assign this Sublease, or (ii) so much of the Sublet Premises as Subtenant intends to sub-sublet in the event Subtenant notified Sublessor of its desire to sub-sublet the Sublet Premises or permit another to make use thereof, at the same Annual Base Subrent and Additional Subrent Subtenant is obligated to pay to Sublessor hereunder. In the event Sublessor does not exercise the aforesaid right within such thirty (30) days, and, pursuant to Section 10(a) Sublessor consents to Subtenant’s entering into a transfer, Subtenant may attempt for a period of one hundred twenty (120) days from the last day of such thirty (30)-day period to assign, sub-sublet or permit use of this Sublease or such space on the terms set forth in the aforementioned notice and in accordance with the terms of this Section 10. Upon the termination of such one hundred twenty (120)-day period, Subtenant may not enter into a transfer, except in accordance with the terms of this Section 10(b), including Subtenant’s notice obligation and Sublessor’s right of recapture. In the event that Subtenant defaults hereunder, Subtenant hereby assigns to Sublessor the rent due from any assignee or subtenant and hereby authorizes each such party to pay such rent to Sublessor.

(c)           In addition to the requirements set forth in subsection (b), and regardless if Sublessor has provided its consent, no transfer shall be effective unless and until Sublessor shall have received, at least thirty (30) days prior to the proposed commencement date of such transfer (i) a written request from Subtenant for the proposed transfer, (ii) full and complete information concerning the identity and business activities of the proposed transferee, (iii) such financial information concerning the proposed transferee as Sublessor shall reasonably request after notification by Subtenant of the proposed transfer, and (iv) a copy of the proposed sublease or assignment or occupancy agreement or other transfer document, which shall be in form and substance acceptable to Sublessor. No consent by Sublessor to a transfer hereunder shall be effective unless such consent shall be in writing. Any attempted transfer in violation of the requirements of this Section 10 shall be null and void and of no force or effect.

(d)           In the event Sublessor permits Subtenant to transfer its interest under the Lease or all or a portion of the Sublet Premises to a third party, then (i) fifty percent (50%) of any sums that are payable by such third party for the right to occupy the Sublet Premises (on a per square foot basis) (after deducting therefrom Subtenant’s reasonable and actual out-of-pocket expenses incurred by Subtenant in procuring such transferee for leasehold improvement costs, broker fees, marketing costs, moving costs and legal fees (if any) paid by Subtenant), in excess of the Annual Base Subrental then in effect (on a per square foot basis), shall be paid by Subtenant to Sublessor on a monthly basis as additional Rent and (ii) Subtenant shall be responsible for all costs and expenses, including reasonable attorneys’ and engineering review fees, incurred by Sublessor in connection with any proposed or purported transfer, including, without limitation, any fee to be paid to Landlord under Section 23.B. of the Prime Lease. The failure of Subtenant to remit fifty percent (50%) of any such excess sums to Sublessor, as the same are realized on a monthly basis by Subtenant, shall be a default hereunder. For purposes of this paragraph, such excess sums shall be calculated based upon all payments which are made by the applicable transferee to Subtenant, or any other entity designated by Subtenant, in consideration of such party’s occupancy of the Sublet Premises, whether or nor characterized as payments of Rent.

(e)           The consent by Sublessor to any transfer shall neither be construed as a waiver or release of Subtenant from any covenant or obligation of Subtenant under this Sublease, nor as relieving Subtenant from giving Sublessor the aforesaid thirty (30) days notice of, or from obtaining the consent of Sublessor to, any further transfer. The collection or acceptance of rent from any such transferee shall not constitute a waiver or release of Subtenant from any covenant or obligation of Subtenant under this Sublease, except as expressly agreed by Sublessor in writing.

(f)            Notwithstanding anything contained herein to the contrary (but subject to the last sentence of this Section 10(f)), the Sublet Premises may be occupied by, or subleased or assigned to, a Subtenant Affiliate, and such occupancy, assignment or sublease shall be permitted provided Subtenant delivers notice thereof to Sublessor prior to such occupancy, assignment or sublease and such Subtenant Affiliate agrees in writing to assume all obligations of Subtenant under this Sublease. For purposes of this subparagraph, a “Subtenant Affiliate” shall mean an entity that, directly or indirectly Controls, is Controlled by, or is under common Control with, Subtenant. For purposes of this subparagraph, “Control” shall mean ownership of sufficient stock or membership or partnership interests of Subtenant to have voting control of Subtenant (such as ownership of 50% or more of the outstanding voting stock of a corporation or of the outstanding membership, partnership or other similar interest if such entity is not a corporation). Notwithstanding anything contained herein to the contrary (but subject to the last sentence of this Section 10(f), Subtenant may assign this Sublease to an entity with which Subtenant merges, consolidates or which purchases all or substantially all of Subtenant’s assets (a “Successor”) without Sublessor’s prior written approval, conditioned upon satisfaction of the following (as determined by Sublessor acting in good faith): (1) Successor has a creditworthiness sufficient to meet the requirements of this Sublease; and (2) such merger, consolidation or purchase was not entered into as a subterfuge to evade the requirements of this Section 10 of the Sublease. Subtenant shall provide documentation acceptable to Sublessor to evidence the foregoing. The term “Permitted Transferee” shall mean a Subtenant Affiliate or Successor, and the term “Permitted Transfer” shall mean a transfer to Permitted Transferee in accordance with this Section 10(f). In the event of a transfer to a Subtenant Affiliate, Subtenant shall not be released from any covenant or obligation of Subtenant under this Sublease, but shall remain jointly and severally liable with Subtenant Affiliate for the performance of all covenants and obligations hereunder. In the event of a transfer to a Successor, such Successor shall expressly assume all obligations of Subtenant under this Sublease in writing. No Permitted Transfer shall relieve Subtenant from obtaining the consent of Sublessor (as required by this Section 10) to any further transfer. Notwithstanding anything contained herein to the contrary, a transfer shall not be deemed a “Permitted Transfer” (and shall therefore be subject to the remaining provisions of this Article 10, including, without limitation, the requirement that Subtenant obtain Landlord’s consent to a proposed transfer) if either (i) the transferee (whether a Subtenant Affiliate or

Successor) is a competitor of Sublessor or of any affiliate of the Corporate Executive Board Company or (ii) the transfer would constitute a Prohibited Assignment or Sublease under the Prime Lease.

11.          Security Deposit.

(a)           Security Deposit Generally. Concurrently with its execution and delivery of this Sublease, Subtenant shall deliver to Sublessor a security deposit (“Security Deposit”) in the amount of Three Hundred Fifty-One Thousand Nine Hundred Eleven and 25/100 Dollars ($351,911.25), which Security Deposit may be in the form of cash or a letter of credit that conforms to the requirements of this Section 11, to secure the payment and performance by Subtenant of all of Subtenant’s obligations, covenants, conditions and agreements under this Sublease. If in the form of cash, Sublessor shall not be required to keep the Security Deposit separate from other funds or accounts of Sublessor and the Security Deposit shall not bear interest. If Subtenant defaults in the observance or performance of any of such terms and conditions, and such default continues after applicable notice and cure periods under this Sublease, Sublessor may use or apply all or any part of the Security Deposit for the payment of any Rent not paid when due or for the payment of any other amounts due Sublessor by reason of such default, including any costs of Sublessor’s observing or performing such terms or conditions on Subtenant’s behalf and any deficiencies in reletting or damages incurred by Sublessor. If Sublessor shall use or apply all or any part of the Security Deposit, Subtenant shall, immediately upon notice from Sublessor (and in any event within three (3) business days thereafter), deliver to Sublessor additional funds so as to restore the Security Deposit to the amount specified above. If Subtenant shall faithfully observe and perform all of the terms and conditions of this Sublease, the Security Deposit, or so much thereof as shall not have been used or applied in accordance with this Section 11, shall be returned to Subtenant within thirty (30) days after the expiration or sooner termination of this Sublease and the vacation and surrender of the Sublet Premises in accordance with this Sublease. In the event of any assignment of Sublessor’s interest in this Sublease, Sublessor shall have the right to transfer the Security Deposit to such assignee, in which event such assignee shall hold, use and apply the Security Deposit in accordance with the covenants, terms and conditions of this Sublease. Subtenant shall look solely to the assignee for the return of the Security Deposit and Sublessor shall thereupon be released from all liability to Subtenant for the return of the Security Deposit. Subtenant shall not assign (other than to a permitted assignee of this Sublease) or encumber its interest in the Security Deposit and no such assignment or encumbrance shall be valid or binding upon Sublessor.

(b)           Form of Letter of Credit. If the Security Deposit is tendered in the form of a letter of credit (“Letter of Credit”), the following provisions shall also apply. Subtenant shall maintain the Letter of Credit in full force and effect throughout the entire term of this Sublease and until sixty (60) days after the termination of this Sublease, and shall cause the Letter of Credit to be renewed or replaced not less than sixty (60) days prior to its expiry date. The Letter of Credit shall (i) be unconditional, irrevocable, transferable, payable to Sublessor on sight at a metropolitan Washington, D.C. area financial institution, in partial or full draws, (ii) be substantially in the form attached hereto and incorporated herein as Exhibit D, and otherwise be in form and content reasonably acceptable to Sublessor, (iii) shall be issued by HSBC Bank USA, N.A., or such other financial institution as Sublessor may approve in its sole and absolute discretion, and (iv) contain an “evergreen” provision which provides that it is automatically renewed on an annual basis unless the issuer delivers sixty (60) days’ prior written notice of cancellation to Sublessor and Subtenant. Any and all fees or costs charged by the issuer in connection with the Letter of Credit (including, without limitation, charges in connection with any transfers or assignments thereof) shall be paid by Subtenant.

(i)             Right to Draw.

(1)           In the event of any default by Subtenant hereunder that continues after notice and the expiration of any applicable cure period under this Sublease, Sublessor shall have the right to draw upon the Letter of Credit in whole or in part and apply the proceeds thereof as may be necessary to compensate Sublessor for any such default under this Sublease on the part of Subtenant, and Subtenant, within three (3) business days after Sublessor delivers written demand therefor to Subtenant, shall forthwith restore the Letter of Credit to its original amount; provided, however, neither the application of the Security Deposit as set forth above nor the restoration by Subtenant of such Security Deposit shall operate to cure such default or to estop Sublessor from pursuing any remedy to which Sublessor would otherwise be entitled.

(2)           Sublessor shall also have the right to draw upon the Letter of Credit in any of the following circumstances (which circumstances described in items (i) and (ii) below shall apply to all issuers, including without limitation the initial issuer): (i), if the total assets of the issuer of the Letter of Credit are at any time less than Three Billion Dollars ($3,000,000,000.00), or such issuer has a Standard & Poor’s commercial paper rating of less than A-1 (provided if at any time the current Standard & Poor’s commercial paper rating system is no longer in existence, a comparable rating of a comparable commercial paper rating system from a comparable company shall be selected by Sublessor, in its reasonable discretion, for purposes of this Section 11) and Subtenant fails to deliver to Sublessor a replacement Letter of Credit complying with the terms of this Sublease within thirty (30) days of request therefor from Sublessor, (ii) if the issuer of the Letter of Credit shall enter into any supervisory agreement with any governmental authority, or the issuer of the Letter of Credit shall fail to meet any capital requirements imposed by applicable Laws, and Subtenant fails to deliver to Sublessor a replacement Letter of Credit complying with the terms of this Sublease within thirty (30) days of request therefor from Sublessor, or (iii) if Subtenant fails to provide Sublessor with any renewal or replacement Letter of Credit complying with the terms of this Sublease at least sixty (60) days prior to expiration of the then-current Letter of Credit. In the event the Letter of Credit is drawn upon due solely to the circumstances described in the foregoing clauses (i), (ii) or (iii), the amount drawn shall be held by Sublessor as a Security Deposit to be otherwise retained, expended or disbursed by Sublessor for any amounts or sums due under this Sublease to which the proceeds of the Letter of Credit could have been applied pursuant to this Sublease, and Subtenant shall be liable to Sublessor for restoration of the Letter of Credit complying with the terms of this Sublease, of any amount so expended to the same extent as set forth in this Section 11.

(c)           Right to Assign. In the event of any assignment of Sublessor’s interest in this Sublease, Sublessor shall have the right to transfer the Security Deposit to such assignee, in which event such assignee shall hold, use and apply the Security Deposit and proceeds thereof in accordance with the covenants, terms and conditions of this Sublease. Subtenant shall look solely to the assignee for the return of the Security Deposit and Sublessor shall thereupon be released from all liability to Subtenant for the return of such Security Deposit. If Subtenant assigns this Sublease, Subtenant shall be entitled to replace the Letter of Credit then held by Sublessor (for which Subtenant is the account party and Sublessor is the beneficiary) with another Letter of Credit (for which such assignee is the account party and Sublessor is the beneficiary) complying with the terms hereof.

12.          Services. Anything contained in this Sublease to the contrary notwithstanding, the only services or rights to which Subtenant is entitled hereunder are those to which Sublessor is entitled under the Prime Lease from Landlord. In the event Sublessor is entitled to any rental abatement on account of any interruption of essential services to the Sublet Premises (and not other portions of the premises leased by Sublessor pursuant to the Prime Lease) pursuant to the terms of the Prime Lease, Subtenant shall be entitled to proportionately abate its rental obligations hereunder for the same period of time. Subtenant shall, within thirty (30) days of demand, pay or reimburse Sublessor for all costs and expenses (i) payable under the Prime Lease arising out of Subtenant’s acts or omissions or Subtenant’s requests for services in excess of those provided by Landlord and included in Operating Expenses under the Prime Lease in connection with the Sublet Premises and (ii) for services to the Sublet Premises provided directly by Sublessor, including (a) supplemental chilled or condenser water, (b) above building standard or overtime HVAC, (c) extra cleaning, (d) overtime or dedicated freight elevator service, and (e) any maintenance, repair or other service for which a separate charge is payable to Landlord under the Prime Lease or which is provided by Sublessor, and (f) any janitorial service in excess of those described on Exhibit E of the Prime Lease. Sublessor currently (and shall have the right to continue to do so) causes the carpeting in the elevator lobby of the Sublet Premises to be cleaned approximately once per quarter, which frequency exceeds that set forth in the standard janitorial specifications set forth on Exhibit E of the Prime Lease and therefore results in a separate charge. Subtenant shall pay its Proportionate Share of such excess charge to Sublessor as Additional Rent from time to time within thirty (30) days after invoice therefor. Sublessor currently (and shall have the right to continue to do so) maintains the Sublessor’s HVAC, as well as the water heaters, water filters, VAV boxes, and appurtenances thereto. Subtenant shall pay its share of such maintenance costs to Sublessor as Additional Rent from time to time within thirty (30) days after invoice therefor. Notices from Subtenant requesting overtime HVAC services shall be delivered to the Director of Support Services for the Corporate Executive Board Company (or to such other contact of which Sublessor notifies Subtenant from time to time), notwithstanding any provision in the Prime Lease to the contrary. Subtenant may obtain access card keys for its employees by written request to Sublessor, at Sublessor’s actual cost therefor (currently approximately $5.00 per card).

13.          Default. In the event that Subtenant shall be in default beyond any applicable notice and cure period of any covenant or obligation under this Sublease, or if any other default set forth in Section 19 of the Prime Lease occurs with respect to Subtenant and is not cured within the applicable notice and cure periods, then Sublessor shall have available to it all of the remedies available to Landlord under the Prime Lease in the event of a like default or failure on the part of the Sublessor thereunder, provided, however, the time periods for curing defaults under the Prime Lease set forth in Section 19.A. of the Prime Lease shall be modified with respect to defaults under this Sublease as follows: (i) the thirty (30) day grace period for defaults in payment of rent or additional rent shall be reduced to five (5) days; and (ii) the thirty (30) day grace period for other defaults shall be reduced to fifteen (15) days. Sublessor shall use commercially reasonable efforts to mitigate its damages resulting from a default under this Sublease by Subtenant beyond any applicable notice and cure period under the same terms and conditions by which Landlord has agreed to mitigate damages for Sublessor pursuant to Section 19.B. of the Prime Lease (including subsections (a), (b), (c), (d), and (e) thereunder), which provisions are further limited by the following: Sublessor shall not be obligated to enter into a new lease with a Substitute Tenant if an assignment or subletting to such Substitute Tenant would be rejected by Sublessor under the provisions of Section 10(a) of this Sublease.

14.         No Waiver. The failure of Sublessor to insist at any time upon the strict performance of any covenant or agreement herein, or to exercise any option, right, power or remedy contained in this Sublease shall not be construed as a waiver or a relinquishment thereof for the future. No act or thing done by Sublessor or its agents during the term hereof shall be deemed an acceptance or surrender of the Sublet Premises, and no agreement to accept a surrender of the Sublet Premises shall be valid unless in writing and signed by Sublessor. No payment by Subtenant or receipt by Sublessor of a lesser amount than the monthly installment of Annual Base Subrent due under this Sublease shall be deemed to be other than on account of the earliest Rent due hereunder, or portion thereof, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as Rent be deemed an accord and satisfaction, and Sublessor may accept such check or payment without prejudice to Sublessor’s right to recover the balance of such Rent or pursue any other remedy in this Sublease or available to Sublessor at law or in equity.

15.          Surrender of Sublet Premises; Holdover. Upon the expiration or other termination of the Sublease Term, Subtenant shall quit and surrender to Sublessor the Sublet Premises, broom clean, in good order and condition, ordinary wear and tear excepted, and Subtenant shall remove all of its property as provided in Section 10.B. of the Prime Lease. Subtenant shall remove all alterations installed in the Sublet Premises during the Sublease Term and shall restore the Sublet Premises to the condition immediately prior to the Sublet Commencement Date, including, without limitation, removing telecommunications cabling and wiring and voice and data systems, restoring Walls/Partitions or Systems Furniture removed from the Sublet Premises, and restoring any alterations to the raised floor, conference rooms, and any other portion of the Sublet Premises. Notwithstanding the foregoing, Subtenant shall not be required to restore or remove the alterations to the Systems Furniture and Walls/Partitions shown on Exhibit B-4 (Approved Space Plan), attached hereto, so long as such alterations are (i) consistent in make and model as the Systems Furniture in place on the Sublease Commencement Date; and (ii) approved in writing by Sublessor. Subtenant’s obligation to observe or perform this covenant shall survive the expiration or other termination of the Sublease Term. In the event of holding over by Subtenant or any person or entity claiming under Subtenant after expiration or other termination of this Sublease, or in the event Subtenant continues to occupy the Sublet Premises after the termination of Subtenant’s right of possession due to a default by Subtenant, such holding over or possession shall constitute a tenancy at sufferance, subject to all of the terms and provisions of this Sublease. In the event of any such holding over, in addition to any other remedies available to Sublessor under this Sublease, at law or in equity, Sublessor shall have the right, in accordance with applicable law, to enter upon and take possession of the Sublet Premises. Subtenant shall, throughout the entire holdover period, pay Rent at the times and in the manner required by this Sublease but at a rate equal to 150% of the Annual Base Subrent payable during the last month of the Sublease Term preceding the commencement of the holdover period for the first month of such holdover period, and 200% thereafter. Subtenant shall also continue to pay all Additional Subrent during any such holdover period. No holding over by Subtenant after the expiration of the Sublease Term and no acceptance of Rent by Sublessor during a holdover period, whether with or without the consent of Sublessor, shall be construed to extend the Sublease Term or prevent Sublessor from recovering immediate possession of the Sublet Premises by summary proceedings or otherwise. In addition, in the event of any unauthorized holding over that extends more than thirty (30) days after the expiration of the Sublease Term, Subtenant will protect, defend, indemnify and hold Sublessor harmless from and against any claims, demands, liability, costs, expenses or damages (including reasonable attorneys’ fees) for which Sublessor may become liable to Landlord under the Prime Lease due to such holding over.

16.          Brokers. Each party represents and warrants to the other that, except for the Staubach Company, Northeast Inc. and Cushman & Wakefield (collectively, “Brokers”) (i) no broker brought about this transaction or dealt with either party in connection herewith, and (ii) they have had no dealings with any real estate broker, finder or other person, with respect to this Sublease in any manner. Each party agrees to indemnify, defend and hold harmless the other against and from any and all losses, costs, claims, damages and expenses (including, without limitation, reasonable attorneys’ fees) which may be claimed by any broker (other than the Brokers) by reason of any dealings, actions or agreements with the indemnifying party. Sublessor agrees to compensate the Brokers pursuant to the terms of a separate agreement between Sublessor and each of the Brokers.

17.          Notices. All notices given or required to be given pursuant to the provisions hereof shall be in writing and shall be hand-delivered or sent by reputable overnight delivery service or certified mail, postage prepaid, return receipt requested, to the following addresses, or to such other address as the party to be notified shall specify in writing by such notice:

Sublessor:	The Corporate Executive Board Company
1919 North Lynn Street
Arlington, Virginia 22209
Attention: Chief Financial Officer

With a copy to:

Arent Fox LLP
1050 Connecticut Avenue, N.W.
Washington, DC 20036
Attention: Jeremy B. Fox, Esq.

Subtenant:	Rosetta Stone Ltd.
135 West Market Street
Harrisonburg, VA 22801
Attention: General Counsel

Notices shall be deemed given and effective upon the date of delivery (or refusal to accept delivery) if delivered by hand or overnight delivery service, and upon the date set forth on the return receipt therefor if delivered by certified mail.

18.          Parking. Subtenant shall have the right, but not the obligation, to obtain non-reserved, first-come, first-served parking contracts, by contracting directly with the Garage Operator, for the parking of up to sixty-two (62) automobiles in the Garage upon the same rental, terms and conditions in the parking contracts that the Garage makes available to Sublessor. Subtenant shall notify Sublessor of the number of parking contracts required by Subtenant within thirty (30) days following the Sublease Commencement Date; any parking contracts not utilized within such thirty (30)-day period shall be forfeited by Subtenant, provided, however, if, during the Sublease Term, Subtenant shall require additional parking contracts (up to the initial 62 allotted), then Sublessor shall make such contracts available to Subtenant to the extent the same are available. Subtenant and its employees shall observe reasonable precautions in the use of the Garage and shall at all times abide by all rules and regulations governing the use of the Garage promulgated by Landlord or the Garage Operator. Landlord has reserved (i) the right to close the Garage during periods of unusually inclement weather or for repairs, (ii) to reasonably modify in any way Landlord deems appropriate the manner in which the Garage is accessed, and (iii) to revoke a user’s parking privileges in the event such user repeatedly fails, after appropriate notice, to abide by the rules and regulations governing the use of the Garage, all as set forth in Section 34 of the Prime Lease, and Subtenant acknowledges and agrees to abide all of the foregoing. Subtenant shall be prohibited from using the Garage for purposes other than for parking registered vehicles. All parking rights granted to Subtenant shall be at Subtenant’s sole risk, and Sublessor shall have the right, at its option, to issue permits (or to cause such issuance) or establish other reasonable parking controls (or cause such controls to be established) to assure that the use by Subtenant of the parking area does not exceed the parking rights granted to Sublessor pursuant to Section 34 of the Prime Lease. In such event, all permits, access cards or other costs associated with any parking controls shall be at Subtenant’s sole cost and expense. The repair of vehicles in the Garage is prohibited. Except in connection with a permitted assignment or sublease pursuant to Section 10 hereof, Subtenant shall not assign, sublet or transfer any parking permits without Sublessor’s prior written consent, which may be granted or withheld in Sublessor’s sole discretion. Any attempted assignment, sublet or transfer in violation of the foregoing shall be void.

19.          Subtenant Signage. Sublessor shall provide to Subtenant, at Sublessor’s sole cost, Building standard suite entry signage at the entrance to the Sublet Premises, in a location and with dimensions as set forth on Exhibit H and otherwise as determined by Sublessor in its sole discretion. Subtenant acknowledges and agrees that the Building does not have a lobby directory. Sublessor and Subtenant shall cooperate in good faith to design appropriate Subtenant identifying signage to be placed in the Building lobby (e.g., free-standing signage or signage at the lobby desk, the location and dimensions of which shall be as set forth on Exhibit H and otherwise as determined by Sublessor in its sole discretion) by Sublessor at its cost. Sublessor and Subtenant shall cooperate in good faith to obtain any required Landlord approval to the lobby and suite entry signage, provided, however, if Landlord shall not approve such signage, then the parties shall work together in good faith to redesign the signage package, subject to the provisions hereof, and shall resubmit the signage package to Landlord. If Landlord shall not approve such revised signage, Sublessor shall have no liability therefor, and the provisions of this Section 19 granting such signage shall be deemed null and void.

20.          Waiver of Jury Trial. THE PARTIES HERETO EACH HEREBY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY CLAIM, ACTION, PROCEEDING OR COUNTERCLAIM BY EITHER PARTY AGAINST THE OTHER ON ANY MATTERS ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS SUBLEASE, THE RELATIONSHIP OF THE PARTIES HERETO OR SUBTENANT’S USE OR OCCUPANCY OF THE SUBLET PREMISES.

21.          Reciprocal Litigation Costs. In the event of any litigation between Sublessor and Subtenant, the unsuccessful party as determined by a court of competent jurisdiction shall reimburse the successful party for all reasonable legal fees, court costs and out-of-pocket expenses incurred by the successful party in prosecuting or defending any such action.

22.          Estoppel Certificates. Subtenant shall, from time to time, within ten (10) business days following request by Sublessor, execute and deliver to such persons as the requesting party may request, a statement certifying that this Sublease is unmodified and in full force and effect (or if there have been modifications, that the same is in full force and effect as so modified), stating the dates to which Annual Base Subrent and other charges payable under this Sublease have been paid, stating that, to the certifying party’s knowledge, the requesting party is not in default hereunder (or if a default is alleged to exist, stating the nature of such alleged default) and further stating such other matters as the requesting party shall reasonably request (to the extent accurate).

23.          Representations. Sublessor represents that, as of the date hereof: (a) it has not received any notice from the Landlord asserting that Sublessor is in Default under the Prime Lease and, to its knowledge, it is not aware of any default on its part under the Prime Lease, (b) the Prime Lease is unmodified and in full force and effect; (c) Sublessor has the power and authority to enter into this Sublease; and (d) Sublessor has not delivered a notice to Landlord asserting that Landlord is in a Landlord Default as defined in the Prime Lease. Subtenant represents that it has the power and authority to enter into this Sublease.

24.          Consent of Landlord. Sublessor believes that, under the terms of the Prime Lease, this Sublease is not subject to Landlord’s consent. Promptly following the execution and delivery of this Sublease, Sublessor shall deliver the notice to Landlord required by Section 23 of the Prime Lease, identifying the Subtenant, Subtenant’s business, the anticipated Sublease Commencement Date, a certification that there is no Monthly Sublet Profit, and, if validly requested by Landlord, providing to Landlord a copy of this Sublease. If, for any reason, it is determined that Landlord’s consent is required for this Sublease, and if such consent is not received within thirty (30) days after Landlord has notified Sublessor of the requirement of Landlord’s approval, then Sublessor shall have the right, by notice to Subtenant, given prior the receipt of Landlord’s consent, to cancel this Sublease, in which case Sublessor shall promptly return to Subtenant all sums theretofore paid by Subtenant hereunder. Further, if, for any reason, it is determined that Landlord’s consent is required for this Sublease, any fees and costs due to Landlord pursuant to Section 23.B. of the Prime Lease shall be split evenly between Subtenant and Sublessor. Sublessor shall promptly deliver a copy of any notice from Landlord regarding Landlord’s consent of this Sublease.

25.          Miscellaneous.

(a)           Time of the Essence. Time is of the essence in the performance by Subtenant of its obligations hereunder.

(b)           Severability. In the event any part of this Sublease is held to be unenforceable or invalid for any reason, the balance of this Sublease shall not be affected and shall remain in full force and effect during the term of this Sublease.

(c)           Binding Effect. The covenants, conditions, agreements, terms and provisions of this Sublease shall be binding upon and shall inure to the benefit of the parties hereof and each of their respective successors and assigns, subject to the restrictions and limitations set forth herein.

(d)           Governing Law. It is the intention of the parties hereto that this Sublease (and the terms and provisions hereof) shall be construed and enforced in accordance with the laws of the Commonwealth of Virginia.

(e)           Entirety. It is understood and agreed by and between the parties hereto that this Sublease contains the final and entire agreement between the parties relative to the subject matter hereof, and that they shall not be bound by any terms, statements, conditions or representations relative to the subject matter hereof, oral or written, express or implied, not herein contained. This Sublease may not be changed or terminated orally or in any manner other than by an agreement in writing and signed by all parties hereto.

(f)            Submission Not an Offer. The submission of this Sublease by Sublessor to Subtenant shall not constitute an offer by Sublessor and Sublessor shall not be bound in any way unless and until this Sublease is executed and delivered by both parties.

(g)           Counterparts. This Sublease may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(h)           Exhibits. The exhibits attached hereto are made a substantive part of this Sublease.

(i)            Appointment of Resident Agent. For purposes of § 55-218.1 of the Code of Virginia, Sublessor appoints as its resident agent                               .

(j)            No Recordation. Neither party shall have the right to record this Sublease or the Prime Lease.

(k)           Contracts of Sublessor. Subtenant shall not do or permit any activity or condition that might cause Sublessor to be in default under any contract relating to the Building or the operation thereof. In furtherance of the foregoing (and not in limitation thereof), Subtenant shall not hire or employ any caterer or food provider to serve meals within the Sublet Premises or Common Areas of the Building other than the food provider for the Cafeteria in the Building or Sublet Premises (currently Restaurant Associates).

26.          Expansion Option.

(a)           Subject to the provisions of this Section 26, Subtenant shall have the continuous and ongoing right of first option to lease Available Additional Space (defined herein) on the terms and conditions hereinafter set forth (the “Expansion Option”). If at any time or times during the Sublease Term Sublessor desires to market any space in the Building for sublease to any entity that is not a Sublessor Affiliate (as hereafter defined) (“Available Additional Space”), and provided that (i) Subtenant is not in default beyond any applicable notice and cure period set forth herein for curing such default, (ii) Sublessor does not elect to allow the then-existing subtenant occupying the Available Additional Space to extend the term of its sublease (whether or not pursuant to an option contained in such sublease), (iii) Subtenant has not assigned or sublet all or any portion of the Sublet Premises and (iv) there remains, as of the Expansion Space Sublease Commencement Date, at least one (1) year in the Sublease Term, then, prior to entering into a letter of intent with a prospective subtenant, Sublessor shall send written notice to Subtenant informing it that such space will become available for sublease (the “Availability Notice”). The Availability Notice shall specify (i) the effective date (the “Expansion Space Sublease Commencement Date”) that such space will become available for sublease and occupancy, and (ii) the base rent (including escalations), and the base year for Operating Expenses and Real Estate Tax Expenses (which shall be determined in accordance with the provisions of this Section 26, including (i) and (ii) below) (collectively the “Economic Terms”) that Sublessor proposes for the subletting of such Available Additional Space to Subtenant. Space on the sixth (6th) floor of the Building, which Sublessor is currently marketing for sublease, shall not be considered “Available Additional Space” until after the initial subleasing of the sixth (6th) floor. If the Expansion Space Sublease Commencement Date for any sublease of Available Additional Space to Subtenant occurs (i) during the first Sublease Year, then the Annual Base Subrent and Additional Subrent (including the Operating Expenses Base Year and Real Estate Tax Expenses Base Year) shall be the then-escalated amounts (on a per rentable square foot basis), and (ii) after the first Sublease Year, then the Annual Base Subrent and Additional Subrent shall be the fair market value Annual Base Subrent and Additional Subrent, as determined by Sublessor in its good faith judgment, which fair market value shall (x) be calculated as if the term of the sublease for the Available Additional Space were five (5) years, regardless of the actual time remaining in the Sublease Term and (y) shall mean the fair market rental rate per square foot of rentable area of the Sublet Premises that would be agreed upon between a landlord and a tenant executing a lease in a comparable building of comparable age located in Arlington, Virginia, assuming the following: (A) the landlord and tenant are typically motivated; (B) the landlord and tenant are well informed and well advised and each is acting in what it considers its own best interest; (C) the leased premises are fit for immediate occupancy and use “as is” and no work is required to be done by the landlord (and that the tenant would not require any additional tenant work or reconfiguration of the existing tenant work); (D) market rents then being charged for comparable space in other similar office buildings in comparable locations; and (E) all other relevant factors. For purposes of this Sublease, (i) a “Sublessor Affiliate” shall mean any entity controlling, controlled by or under common control with Sublessor or with which Sublessor merges, consolidates or which purchases all or substantially all of the assets of Sublessor.

(b)           No later than ten (10) business days after the delivery of the Availability Notice to Subtenant, Subtenant shall notify Sublessor either (i) that Subtenant is not interested in subleasing the Available Additional Space, or (ii) that Subtenant will sublease the Available Additional Space from Sublessor commencing on the Expansion Space Sublease Commencement Date designated in such Availability Notice on the Economic Terms proposed by Sublessor. If Subtenant fails to respond within such ten (10) business day period, Subtenant shall be deemed to have elected not to sublease the Available Additional Space. If Subtenant timely notifies Sublessor pursuant to clause (ii) above that Subtenant will sublease the Available Additional Space from Sublessor on the Economic Terms proposed by Sublessor, then the Available Additional Space (“Expansion Space”) shall become part of the Sublet Premises effective as of the Expansion Space Sublease Commencement Date, for a Sublease Term (the “Expansion Space Sublease Term”) commencing on the Expansion Space Sublease Commencement Date and expiring on the last day of the Sublease Term, upon the Economic Terms proposed by Sublessor and otherwise upon all of the terms and conditions set forth in this Sublease.

(c)           Except as may otherwise be specified in the Economic Terms, Subtenant shall accept such Expansion Space in its “as-is”, “where-is” condition, and Sublessor shall not be required to perform any work of any sort with respect to such Expansion Space.

(d)           Notwithstanding anything contained in this Sublease to the contrary, the amount of parking spaces granted by Sublessor under any Expansion Space sublease, if any, shall be determined by Sublessor in its sole and absolute discretion. In no event, however, shall Subtenant’s ratio of parking spaces to rentable square feet of Sublet Premises (in the aggregate) be less than 1:1000.

(e)           In the event Subtenant does not timely exercise any Expansion Option with respect to any Available Additional Space or notifies Sublessor that Subtenant is not interested in subleasing the Available Additional Space, Sublessor shall be free to sublease all or any part of such space to any other party upon such terms and conditions that Sublessor may determine, provided that if Sublessor does not enter into a sublease, letter of intent or term sheet for the subleasing of the Available Additional Space within nine (9) months after Subtenant’s rights to sublease such Available Additional Space expired, then Sublessor shall again offer such Available Additional Space if and to the extent required by this Section 26.

(f)            If (a) Subtenant does not exercise the Expansion Option with respect to any Available Additional Space and Sublessor enters into a sublease with a third party for such space as provided in subsection (e) above, and (b) Sublessor once again desires to market such Available Additional Space for sublease, Subtenant shall once again have the right to sublease such space pursuant to, and subject to the terms and conditions of, this Section 26.

(g)           Subtenant hereby acknowledges and agrees that (i) the aforesaid time limitations upon the exercise of the Expansion Option will be strictly enforced, (ii) any attempt to exercise any such option at any other time shall be void and of no further force or effect, (iii) if any Expansion Option is not exercised within the required time period, Sublessor intends immediately thereafter to undertake appropriate efforts relating to the use, marketing or management of the space that is the subject of such option, and (iv) the period of time within which any such option may be exercised shall not be extended or enlarged by reason of

Subtenant’s failure or inability to exercise any such option for any reason whatsoever. The exercise by Subtenant of any Expansion Option shall be irrevocable.

27.          Renewal Option. Subject to the provisions of subsection (c) below, and subject to Sublessor’s right to recapture the Sublet Premises as hereinafter set forth, Subtenant shall have a conditional right (the “Renewal Option”) to renew or extend the Sublease Term for one (1) additional period of three (3) years (the “Renewal Period”). If Subtenant desires to exercise the Renewal Option, Subtenant shall give written notice thereof to Sublessor at least twelve (12) months prior to the expiration of the initial Sublease Term. Sublessor shall have the right, exercisable within thirty (30) days after receipt of Subtenant’s renewal notice, to elect to recapture the Sublet Premises, effective at the end of the initial Sublease Term, if Sublessor requires the Sublet Premises for its own use. If Sublessor so elects, in writing, within such thirty (30)-day period, then the Renewal Option shall terminate and be null and void and this Sublease shall terminate and expire on the last day of the initial Sublease Term as if this Section 27 were not part of the Sublease.

(a)           In the event that Subtenant exercises the Renewal Option in accordance with the provisions hereof, and Sublessor does not elect to recapture the Sublet Premises as permitted above, then the Sublease Term shall be extended for the Renewal Period. Except as otherwise expressly provided herein, the Renewal Period shall be upon the same terms, covenants and conditions as set forth herein with respect to the immediately preceding Sublease Term. All references in this Sublease to the Sublease Term shall be construed to mean the initial Sublease Term and the Renewal Period, unless the context clearly indicates that another meaning is intended. For purposes of this Lease, no distinction is made between the terms “extend” and “renew,” or any variations thereof.

(b)           The Annual Base Subrental for the Sublet Premises for the Renewal Period shall be as follows:

Sublease Year in Renewal Period	Annual Base Subrent per Rentable Square Foot	Annual Base Subrent	Monthly Installment of Annual Base Subrent
1	$52.17	$1,631,929.70	$135,994.14
2	$53.74	$1,681,040.90	$140,086.74
3	$55.35	$1,731,403.30	$144,283.60

(c)           The Renewal Option referred to in this Section 27 may not be exercised by Subtenant if, at the time specified in Section 27(a) for exercising such option, (i) this Sublease shall not be in full force and effect, (ii) Subtenant is in default of any obligation under this Sublease after expiration of any applicable notice and cure period, (iii) the named Subtenant hereunder shall have assigned its rights under this Sublease, or (iv) Subtenant shall have sublet all or more than twenty-five percent (25%) of the Sublet Premises. If Subtenant shall fail to exercise the Renewal Option during the time or in the manner provided in this Section 27 for the exercise thereof, or if at the time specified for the exercise of such Renewal Option, Subtenant shall not be entitled to exercise such option because of the provisions hereof, then, and in either event, such Renewal Option shall be absolutely void and of no force and effect.

28.          Amenities.

(a)           Cafeteria Use. As of the date of this Sublease, Sublessor is operating a cafeteria (the “Cafeteria”) on the fourth (4th) floor of the Building for use by Sublessor’s employees for dining purposes during the hours of cafeteria operations only. Except as set forth below, Sublessor will maintain and operate the Cafeteria in a first-class manner and through a reputable food service operator throughout the Sublease Term. During the Sublease Term, Subtenant’s employees officing in the Building will have the use of the Cafeteria at no additional cost to Subtenant; provided that such employees will pay the cost of food, drinks and other items sold in the Cafeteria at the prices regularly charged for such food, drinks and other items from time to time to Sublessor’s employees. Use of the Cafeteria by Subtenant’s employees shall be subject to Sublessor’s reasonable rules and regulations, including, without limitation, that the Cafeteria may not be utilized by Subtenant or its employees for any purposes other than dining, e.g., holding meetings or group functions. Notwithstanding anything contained in this Sublease to the contrary, Sublessor shall have the right, at its sole option and in its absolute discretion, to discontinue operation of the Cafeteria (and Subtenant shall thereafter have no rights to use the Cafeteria or the space previously occupied by the Cafeteria, subject to the next sentence). If Sublessor discontinues operation of the Cafeteria, Sublessor shall have no further duties or obligations to Sublessee under this Section 28 unless and until Sublessor again elects to operate a Cafeteria in the Building, in which event Sublessor shall make the Cafeteria available to Subtenant in the manner, and subject to the terms, provided in this Section 28. If Sublessor is prohibited from operating the Cafeteria for any reason (including, without limitation, closures for permitting reasons), Sublessor shall have no obligation hereunder to continue to operate the Cafeteria. Subtenant’s use of the Cafeteria shall be subject and subordinate to the use of Sublessor, and Sublessor reserves the right to close the Cafeteria or restrict access to all or any part of the Cafeteria from time to time in connection with meetings, functions, and special occasions serving the Sublessor employee community.

(b)           Fitness Facility. During the Sublease Term, (i) to the extent that a health and fitness facility (a “Fitness Facility”) is being operated by or on behalf of Sublessor in the Building, and (ii) the named Subtenant in this Sublease is the Subtenant hereunder, Subtenant’s employees (but not the employees of any other party including, without limitation, any subtenant of Subtenant) will have the right to use the Fitness Facility at a monthly rate equal to the rate being charged from time to time to Sublessor’s employess (currently, no charge). Prior to using the Fitness Facility, each of Subtenant’s employees using the Fitness Facility will be required to provide an executed Fitness Center Consent & Waiver of Liability form (current form attached hereto as Exhibit E, but which may be modified from time to time by Sublessor) or other forms used by Sublessor from time to time with respect to Sublessor’s employees’ use of the Fitness Facility. Notwithstanding anything contained in this Sublease to the contrary, Sublessor shall have no obligation to operate the Fitness Facility or similar facility during the Sublease Term and may discontinue operation of the Fitness Facility or any similar facility at any time and at Sublessor’s sole option, without notice, in which event Sublessor shall have no further duties or obligations under this Section 28(b). Use of the Fitness Facility will be subject to Sublessor’s rules and regulations promulgated from time to time.

(c)           Bike Room/Shower Facilities. Subtenant shall, and shall cause its employees to, comply with all rules, regulations, and requirements of Landlord (or Sublessor, if applicable), in its use of the bike room and shower facilities provided by Landlord on Level BI of the parking garage. Prior to using the bike room or shower facilities, each of Subtenant’s employees will be required to provide an executed Waiver and Release form (current form attached hereto as Exhibit F, but which may be modified from time to time). Current rules and regulations (which may be modified from time to time) are attached hereto as Exhibit G. Sublessor accepts no responsibility for providing the bike room or shower facilities or for maintaining either, and either may be discontinued at any time.

(d)           Other Amenities. Other than use of the Cafeteria and Fitness Facility, Subtenant shall have no right to use or enjoy any other amenity located within the Sublessor’s Premises.

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IN WITNESS WHEREOF, the parties hereto have made and entered into this Sublease Agreement under seal as of the date and year first set forth above.

SUBLESSOR:

WITNESS/ATTEST:	THE CORPORATE EXECUTIVE BOARD COMPANY

/s/ Barron Anshutz	By:	/s/ Pamela Auerbach
Barron Anshutz , Controller	Name:	Pamela Auerbach
	Title:	Corp Counsel/Secretary

SUBTENANT:

WITNESS/ATTEST:	ROSETTA STONE LTD.

/s/ Michael Wu	By:	/s/ Tom Adams
Michael Wu, GC	Name:	Tom Adams
	Title:	CEO

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